CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated February 15, 2007, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-00824 and 811-04428) of Dreyfus U.S. Treasury Intermediate Term Fund.

ERNST & YOUNG LLP

New York, New York April 24, 2007